UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 14, 2019 (June 11, 2019)

RREEF Property Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	000-55778 (Commission File Number)	45-4478978 (I.R.S. Employer Identification No.)

345 Park Avenue, 26th Floor, New York, NY 10154
(Address of principal executive offices, including zip code)

(212) 454-6260
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03    Creation of a Direct Financial Obligation

Elston Plaza Loan Terms

On June 11, 2019 (the “Effective Date”), RPT Elston Plaza, LLC (“RPT Elston Plaza”), a Delaware limited liability company and an indirect wholly-owned subsidiary of RREEF Property Trust, Inc. (the “Company”), as borrower, entered into a mortgage and security agreement and a promissory note, providing for a $17.6 million secured, non-recourse loan (the “Loan”) with State Farm Life Insurance Company (“State Farm”), which is not affiliated with the Company or any of the Company’s affiliates.

The Loan is secured by Elston Plaza, which is comprised of a 92,806 square foot retail property on a 5.80 acre site, located in Chicago, Illinois (the “Property”). The Company acquired the Property for a gross purchase price of $28.35 million on December 31, 2018, exclusive of closing costs, and owns it through RPT Elston Plaza. The Property contains eleven tenants occupying 95.5% of the building. Also on June 11, 2019 and in connection with the Loan, RPT Elston Plaza executed an environmental indemnification agreement (the “Agreement”) to and for the benefit of State Farm, which provides for certain indemnifications if Hazardous Materials (as defined in the Agreement) are found or produced at the Property or the Property is not otherwise kept in material compliance with current environmental laws and regulations with respect to Hazardous Materials.

The interest rate for the Loan is fixed at 3.89% with interest-only payments for the first 24 months of the term, followed by payments including interest and principal based on a 30-year amortization schedule for the remainder of the seven year term. The maturity date of the Loan is July 1, 2026 with no extension options. The Loan permits voluntary prepayment of the full amount of the Loan (a) from month 24 through 48, subject to a prepayment premium equal to the greater of 1% of the principal balance or a yield maintenance calculation, (b) from month 49 through 60, subject to a prepayment premium of 1% of the principal balance, or (c) at par during the last 24 months of the term. Additionally, the Loan contains a one-time option to be assumed by a new borrower subject to satisfaction, in State Farm’s sole discretion, of specified conditions and payment of a fee equal to 1.0% of the outstanding balance of the Loan.

Fees

In connection with the Loan, RPT Elston Plaza paid loan financing costs of approximately $185,000, comprised of lender fees, legal costs and other customary closing costs.

Use of Proceeds

Proceeds of $17.6 million under the Loan were applied to the Company’s existing secured $100.0 million line of credit with Wells Fargo Bank, N.A. Prior to closing of the Loan, the Property served as additional collateral under the line of credit.

The foregoing descriptions of the mortgage and security agreement, the promissory note and the environmental indemnification agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of these agreements, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Mortgage and Security Agreement, entered into as of June 11, 2019, by and between RPT Elston Plaza, LLC, as borrower, and State Farm Life Insurance Company, as lender.
10.2	Promissory Note, executed as of June 11, 2019, by RPT Elston Plaza, LLC to and for the benefit of State Farm Life Insurance Company.
10.3	Environmental Indemnification Agreement, executed as of June 11, 2019, by RPT Elston Plaza, LLC to and for the benefit of State Farm Life Insurance Company.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RREEF Property Trust, Inc.
By:	/s/ Eric Russell
Name:	Eric Russell
Title:	Chief Financial Officer

Date: June 14, 2019